Exhibit 99.1

Meta Financial Group, Inc.® Declares Cash Dividend

Sioux Falls, S.D., May 30, 2018 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced that the Company will pay a cash dividend of $0.13 per share for the third fiscal quarter of 2018. This dividend will be payable on July 2, 2018 to shareholders of record as of June 11, 2018.
At March 31, 2018, the Company had total assets of $4.30 billion and shareholders’ equity of $443.7 million.
This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group
Meta Financial Group, Inc. ("Meta") is the holding company for MetaBank®, a federally chartered savings bank. Meta shares of common stock are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, S.D., MetaBank operates in both the Banking and Payments industries through: MetaBank, its community banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its commercial insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions. More information is available at metafinancialgroup.com.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com